Exhibit 99.1
SAIC Announces Third Quarter of Fiscal Year 2021 Results

Revenues: $1.8 billion; 12% total revenue growth, 0.7% contraction excluding acquired revenues
Diluted earnings per share: $1.02; Adjusted diluted earnings per share(1): $1.62
Adjusted EBITDA(1) as a % of revenues: 9.0%
Cash flows provided by operating activities: $231 million, $502 million year to date (excluding sale of receivables)
Net bookings of $5.0 billion equating to a record book to bill of 2.7, $11.2 billion year to date, book to bill of 2.1

RESTON, VA, December 3, 2020—Science Applications International Corporation (NYSE: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the third quarter ended October 30, 2020.

“SAIC’s third quarter results reflect strong financial performance and momentum with the second straight quarter of highest book-to-bill and backlog in our seven-year history," said SAIC CEO Nazzic Keene. "We have also taken strategic, organizational, and leadership steps recently that are foundational to the long-term success of SAIC. We are making great progress in the execution of our strategy and are moving forward."

Third Quarter of Fiscal Year 2021: Summary Operating Results

	Three Months Ended				Nine Months Ended
	October 30, 2020	Percent change		November 1, 2019	October 30, 2020	Percent change		November 1, 2019
	(in millions, except per share amounts)
Revenues	$1,818	12%		$1,630	$5,339	10%		$4,839
Operating income	110	17%		94	288	2%		282
Operating income as a percentage of revenues	6.1%	30	bps	5.8%	5.4%	-40	bps	5.8%
Adjusted operating income(1)	115	11%		104	336	10%		306
Adjusted operating income as a percentage of revenues	6.3%	-10	bps	6.4%	6.3%	—	bps	6.3%
Net income attributable to common stockholders	60	9%		55	147	(12)%		167
EBITDA(1)	159	26%		126	420	10%		381
EBITDA as a percentage of revenues	8.7%	100	bps	7.7%	7.9%	—	bps	7.9%
Adjusted EBITDA(1)	164	21%		135	468	16%		404
Adjusted EBITDA as a percentage of revenues	9.0%	70	bps	8.3%	8.8%	50	bps	8.3%
Diluted earnings per share	$1.02	9%		$0.94	$2.51	(11)%		$2.82
Adjusted diluted earnings per share(1)	$1.62	17%		$1.39	$4.61	12%		$4.10
Net cash provided by operating activities	$231	99%		$116	$702	80%		$389
Free cash flow(1)	$222	91%		$116	$670	79%		$375

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

COVID-19: Third Quarter Impact
We estimate the third quarter program impact from the COVID-19 pandemic to be approximately $60 million of revenue and $9 million of adjusted EBITDA(1). These impacts were primarily driven by reduced volume in our supply chain business, lower FAA training service revenues, and uncertain profit recovery on ready-state labor. Since the onset of the COVID-19 pandemic, SAIC has operated as an essential business, continuing to operate in a resilient market and business model.
Summary Results
Revenues for the quarter increased $188 million, or 11.5%, compared to the prior year quarter due to the acquisition of Unisys Federal, revenue on new contracts primarily supporting the U.S. Air Force, and increased volume on existing programs, partially offset by the impacts of COVID-19 and completion of contracts. Adjusting for the impact of acquired revenues, revenues contracted 0.7% primarily due to the impacts of COVID-19.
Operating income as a percentage of revenues of 6.1%, increased from 5.8% in the comparable prior year period due to the acquisition of Unisys Federal, lower acquisition and integration costs, and lower indirect costs, partially offset by increased intangible asset amortization and the impacts of COVID-19.
Net income attributable to common stockholders for the quarter increased $5 million as compared to the same period in the prior year primarily due to increased operating income ($12 million, net of tax), partially offset by higher interest expense.
Adjusted EBITDA(1) as a percentage of revenues for the quarter increased to 9.0% of revenues from 8.3% of revenues in in the prior year quarter driven by the acquisition of Unisys Federal and lower indirect costs, partially offset by the impacts of COVID-19.
Diluted earnings per share for the quarter was $1.02 compared to $0.94 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $1.62 compared to $1.39 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter increased to 58.7 million from 58.3 million during the prior year quarter.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the third quarter were $231 million, an increase of $115 million compared to the same period in the prior year. The improvement is primarily due to cash provided from deferred payroll tax payments as provided for in the CARES Act, one less payroll week for legacy Engility operations, the timing of collections and lower inventory balance, partially offset by higher cash interest payments.
During the quarter, SAIC deployed $239 million of capital, consisting of $21 million in cash dividends, $18 million of mandatory debt repayment, and $200 million of voluntary debt repayment. There were no share repurchases in the third quarter.
Quarterly Dividend Declared
Subsequent to the end of the quarter, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on January 29, 2021 to stockholders of record on January 15, 2021. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Backlog and Contract Awards
Net bookings for the quarter were approximately $5.0 billion, which reflects a book-to-bill ratio of 2.7. SAIC has produced a book to bill of 2.1 on a year-to-date basis and 2.0 for the trailing twelve months. SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $22.6 billion. Of the total backlog amount, approximately $3.3 billion was funded.
SAIC was awarded the following contracts during the quarter:

Notable New Business Awards:
U.S. General Services Administration Integrated Multi-Domain Command and Control (IMDC2) Technical Support: SAIC was awarded an $878 million task order by the U.S. General Services Administration. Under the IMDC2 Technical Support task order, SAIC will provide professional services to advance technology for Multi-Domain Command and Control capabilities, which includes cybersecurity, digital engineering, model-based systems engineering, integrated training, research and development, prototyping, and IT modernization.
U.S. Army National Guard (ARNG) G-2 Military Intelligence Services and Support: SAIC was awarded a new $750 million task order to provide mission engineering, integration, and enterprise solutions to support the ARNG Intelligence and Security (G-2) Directorate. Under the five-year Military Intelligence (MI) Services and Support task order, SAIC will provide enterprise solutions and services that enhance MI capabilities, enabling soldiers and strategic partners to increase readiness and meet mission requirements through efficient collaboration and integration.
U.S. Air Force Modeling and Simulation Support Services (AFMS3): SAIC won the U.S. Air Force Modeling and Simulation Support Services (AFMS3) 2.0 contract to implement, integrate, and develop modeling and simulation, training, and analysis standards for the Air Force, Department of Defense, and other organizations. The single-award contract has a ceiling value of $737 million with a one-year base period of performance and four one-year options.
U.S. Department of Agriculture Farm Production and Conservation BPA: SAIC was awarded a position on the U.S. Department of Agriculture Farm Production and Conservation (FPAC) blanket purchase agreement (BPA) to compete for task orders to provide IT support services for the development, modernization, enhancement, and maintenance of information systems, software applications, web services, and databases. SAIC was one of five large business awardees selected to provide these services under the BPA worth an estimated ceiling value of $620 million over a five-year period of performance.

Notable Recompete Awards:
U.S. Customs and Border Protection Targeting & Analysis Systems Program Directorate (TASPD): SAIC was awarded a task order worth up to $973 million by U.S. Customs and Border Protection (CBP) to continue to operate, maintain, and enhance CBP’s cornerstone system for identifying travelers and cargo that present a potential security threat to the country. The award for CBP’s Targeting and Analysis Systems Program Directorate (TASPD) Information Technology Operations and Maintenance, Upgrades, Updates, Modifications and Enhancements Services task order includes transition, a one-year base period of performance, four one-year option periods, and a six-month optional extension of services.

U.S. Army Space and Missile Defense Command: SAIC was awarded a $185 million single-award, cost-plus fixed-fee task order to support the Decision Support Division for the U.S. Army Space and Missile Defense Command (USASMDC), in the areas of space, space control, high altitude, air and missile defense, and associated cyberspace operations. Under the task order, SAIC will continue to provide system utility analysis and combat development in support of the warfighter with analysis, execution experiments, exercises and war games, and modeling and simulation development and integration support. The task order has a one-year base period of performance and one one-year option.

U.S. Navy Intelligence, Surveillance, and Reconnaissance Engineering and Technical Services: SAIC was awarded a task order worth approximately $78 million to provide support services for mobility platform integration for the Expeditionary Department at the Naval Surface Warfare Center (NSWC) in Crane, Indiana. Under the task order, SAIC will assist NSWC Crane in overcoming challenges associated with engineering and development of integration efforts across multiple types of platforms for implementation of sensors, weapons, communications, and diagnostic systems for the Maneuver, Surveillance, and Engagement Division. The task order has a one-year base period of performance and four one-year options.

Fiscal Year 2021 Guidance
As a result of the Company's year-to-date performance and future expectations, to include expected impacts from the COVID-19 pandemic, the Company is updating previously provided fiscal year 2021 guidance. The updated guidance assumes the potential program impact of the COVID-19 pandemic to be $250 million in revenue and $35 million in adjusted EBITDA, unchanged from previous estimates. The provided guidance also assumes continued program impact from COVID-19 through the end of fiscal year 2021 (January 29, 2021) and assumes Section 3610 of the CARES Act is extended through that period. The table below summarizes fiscal year 2021 guidance and represents our views as of December 3, 2020.

	Current Fiscal Year	Prior Fiscal Year
	2021 Guidance	2021 Guidance
Revenue	$7.10 billion - $7.15 billion	$7.1 billion - $7.2 billion
Adjusted Diluted EPS(1)	$5.95 - $6.05	$5.80 - $6.10
Free Cash Flow(1)	meet or exceed $515 million	meet or exceed $500 million

Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 5:00 p.m. Eastern time on December 3, 2020. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500® technology integrator driving our nation's digital transformation. Our robust portfolio of offerings across the defense, space, civilian, and intelligence markets includes secure high-end solutions in engineering, IT modernization, and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective, and efficient solutions that are critical to achieving our customers' missions.

We are 25,500 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has pro forma annual revenues of approximately $7.1 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com
Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com
(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 30, 2020	November 1, 2019	October 30, 2020	November 1, 2019
	(in millions, except per share amounts)
Revenues	$1,818	$1,630	$5,339	$4,839
Cost of revenues	1,609	1,456	4,747	4,300
Selling, general and administrative expenses	96	68	261	227
Acquisition and integration costs	3	12	47	30
Other operating income	—	—	(4)	—
Operating income	110	94	288	282
Interest expense	32	22	95	69
Other (income) expense, net	—	(1)	—	(4)
Income before income taxes	78	73	193	217
Provision for income taxes	(18)	(17)	(43)	(48)
Net income	$60	$56	$150	$169
Net income attributable to non-controlling interest	—	1	3	2
Net income attributable to common stockholders	$60	$55	$147	$167
Weighted-average number of shares outstanding:
Basic	58.2	57.7	58.1	58.5
Diluted	58.7	58.3	58.6	59.2
Earnings per share:
Basic	$1.03	$0.95	$2.53	$2.85
Diluted	$1.02	$0.94	$2.51	$2.82

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	October 30, 2020	January 31, 2020
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$182	$188
Receivables, net	1,052	1,099
Inventory, prepaid expenses and other current assets	167	143
Total current assets	1,401	1,430
Goodwill	2,789	2,139
Intangible assets, net	1,177	711
Property, plant, and equipment, net	105	91
Operating lease right of use assets	244	190
Other assets	159	150
Total assets	$5,875	$4,711
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$951	$814
Accrued payroll and employee benefits	392	244
Long-term debt, current portion	90	70
Total current liabilities	1,433	1,128
Long-term debt, net of current portion	2,446	1,851
Operating lease liabilities	215	172
Other long-term liabilities	271	133
Total common stockholders' equity	1,499	1,417
Non-controlling interest	11	10
Total stockholders' equity	1,510	1,427
Total liabilities and stockholders' equity	$5,875	$4,711

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 30, 2020	November 1, 2019	October 30, 2020	November 1, 2019
	(in millions)
Cash flows from operating activities:
Net income	$60	$56	$150	$169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48	32	131	98
Amortization of off-market customer contracts	(4)	—	(11)	—
Amortization of debt issuance costs	7	1	19	5
Deferred income taxes	6	11	17	27
Stock-based compensation expense	11	9	30	29
Loss on divestiture	—	—	10	—
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of the acquisition:
Receivables	(20)	(85)	131	(68)
Inventory, prepaid expenses and other current assets	24	(20)	9	(9)
Other assets	(4)	1	(11)	(1)
Accounts payable and accrued liabilities	13	54	9	61
Accrued payroll and employee benefits	61	60	141	78
Operating lease assets and liabilities, net	(2)	(2)	(7)	(2)
Other long-term liabilities	31	(1)	84	2
Net cash provided by operating activities	231	116	702	389
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(9)	—	(32)	(14)
Purchases of marketable securities	(1)	(1)	(5)	(23)
Sales of marketable securities	1	—	8	2
Cash paid for acquisition	—	—	(1,202)	—
Proceeds from divestiture	3	—	4	—
Other	—	(2)	(2)	(5)
Net cash used in investing activities	(6)	(3)	(1,229)	(40)
Cash flows from financing activities:
Dividend payments to stockholders	(21)	(21)	(65)	(65)
Principal payments on borrowings	(218)	(103)	(376)	(258)
Issuances of stock	3	2	9	7
Stock repurchased and retired or withheld for taxes on equity awards	(1)	(1)	(13)	(196)
Proceeds from borrowings	—	—	1,000	100
Debt issuance costs	—	—	(27)	—
Distributions to non-controlling interest	(2)	(2)	(2)	(7)
Net cash (used in) provided by financing activities	(239)	(125)	526	(419)
Net decrease in cash, cash equivalents and restricted cash	(14)	(12)	(1)	(70)
Cash, cash equivalents and restricted cash at beginning of period	215	188	202	246
Cash, cash equivalents and restricted cash at end of period	$201	$176	$201	$176

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	October 30, 2020	July 31, 2020	January 31, 2020
	(in millions)
Funded backlog	$3,346	$3,144	$2,569
Negotiated unfunded backlog	19,207	16,280	12,748
Total backlog	$22,553	$19,424	$15,317
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite-delivery, indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Nine Months Ended
	October 30, 2020	November 1, 2019	October 30, 2020	November 1, 2019
	(in millions)
Net income	$60	$56	$150	$169
Interest expense and loss on sale of receivables	33	22	97	69
Interest income	—	(1)	(1)	(3)
Provision for income taxes	18	17	43	48
Depreciation and amortization	48	32	131	98
EBITDA(1)	159	126	420	381
EBITDA as a percentage of revenues	8.7%	7.7%	7.9%	7.9%
Acquisition and integration costs	3	12	47	30
Restructuring costs	4	—	4	—
Depreciation included in acquisition and integration costs	—	(1)	—	(1)
Recovery of acquisition and integration costs and restructuring costs	(2)	(2)	(3)	(6)
Adjusted EBITDA(1)	$164	$135	$468	$404
Adjusted EBITDA as a percentage of revenues	9.0%	8.3%	8.8%	8.3%

Operating income	$110	$94	$288	$282
Operating income as a percentage of revenues	6.1%	5.8%	5.4%	5.8%
Acquisition and integration costs	3	12	47	30
Restructuring costs	4	—	4	—
Recovery of acquisition and integration costs and restructuring costs	(2)	(2)	(3)	(6)
Adjusted operating income(1)	$115	$104	$336	$306
Adjusted operating income as a percentage of revenues	6.3%	6.4%	6.3%	6.3%

EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude acquisition and integration costs and restructuring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's significant acquisitions of Engility and Unisys Federal. The recovery of acquisition and integration costs and restructuring costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended		Nine Months Ended
	October 30, 2020	November 1, 2019	October 30, 2020	November 1, 2019
Diluted earnings per share	$1.02	$0.94	$2.51	$2.82

Acquisition and integration costs and restructuring costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.09	0.17	0.82	0.41
Tax effect of acquisition and integration costs and restructuring costs, divided by diluted WASO	(0.02)	(0.04)	(0.15)	(0.09)
Net effect of acquisition and integration costs and restructuring costs, divided by diluted WASO	0.07	0.13	0.67	0.32

Amortization of intangible assets, divided by diluted WASO	0.68	0.42	1.84	1.23
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.15)	(0.10)	(0.41)	(0.27)
Net effect of amortization of intangible assets, divided by diluted WASO	0.53	0.32	1.43	0.96

Adjusted diluted earnings per share(1)	$1.62	$1.39	$4.61	$4.10
Adjusted diluted earnings per share is a performance measure that excludes acquisition and integration costs and restructuring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's recent acquisitions of Engility and Unisys Federal. The acquisition and integration costs and restructuring costs are net of the portion of costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Nine Months Ended
	October 30, 2020	November 1, 2019	October 30, 2020	November 1, 2019
	(in millions)
Net cash provided by operating activities	$231	$116	$702	$389
Expenditures for property, plant, and equipment	(9)	—	(32)	(14)
Free cash flow(1)	$222	$116	$670	$375
Cash used (provided) by MARPA Facility	—	—	(200)	—
Free cash flow excluding MARPA Facility(1)	$222	$116	$470	$375
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. Additionally, the Company provides free cash flow excluding the Master Accounts Receivable Purchasing Agreement (MARPA) for the sale of certain designated eligible U.S. government receivables. Under the MARPA, the Company can sell eligible receivables up to a maximum amount of $300 million. The Company provides free cash flow excluding MARPA to allow investors to more easily compare current period results to prior period results and to results of our peers. These measures should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.